Exhibit 99

FOR IMMEDIATE RELEASE	August 20, 2020

	Contact:	Nelli Madden
732-577-9997

UMH PROPERTIES, INC. ANNOUNCES NEW CREDIT FACILITY

FREEHOLD, NJ, August 20, 2020........ UMH Properties, Inc. (NYSE: UMH) today announced that it has successfully completed the financing of 28 of its unencumbered communities, containing approximately 4,100 sites, through Wells Fargo Bank, N. A. for total proceeds of approximately $106 million. This Federal National Mortgage Association (Fannie Mae) credit facility has a 10-year maturity with a 30-year amortization schedule. Interest is at a fixed rate of 2.62%. The proceeds will be used to redeem our 8% Series B Perpetual Preferred Stock and to also invest in additional acquisitions, expansions and rental homes further enhancing our ability to provide quality affordable housing in the markets that we serve.

Samuel A. Landy, President and Chief Executive Officer commented, “We are very pleased to continue our strong relationship with Fannie Mae and Wells Fargo who have done an exceptional job of providing low cost debt that will allow us to continue on our mission of providing quality affordable housing. We will have the ability to borrow up as we generate increased occupancy and NOI. The acceptance of rental homes and the access to debt through Fannie Mae is a major transformative milestone for our industry.”

“This credit facility will allow us to call our 8% Series B Perpetual Preferred Stock which is expected to improve our funds from operations by over $5 million per year. We intend to further restructure our capital stack and reduce our cost of capital by recapitalizing our other outstanding preferred issues which are callable in 2022 and 2023.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 123 manufactured home communities with approximately 23,200 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland.

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